Exhibit 99.1

2500 City West Boulevard Suite 2200 Houston, TX 77042 (713) 361-2600 (713) 361-2693 fax

FOR IMMEDIATE RELEASE November 4, 2009	Contact: Brent Smith Vice President-Finance (713) 361-2643

Cal Dive Appoints New Chief Financial Officer

HOUSTON, TX – (November 4, 2009) Cal Dive International, Inc. (NYSE:DVR) is pleased to announce the appointment of Bruce P. Koch as Executive Vice President, Chief Financial Officer and Treasurer of the Company.  Mr. Koch will assume his duties today, November 4, 2009, and replaces G. Kregg Lunsford who, as previously reported, has been named the Company’s Executive Vice President – Eastern Hemisphere, based in Singapore. Mr. Koch brings to Cal Dive more than 25 years of financial, accounting, tax, treasury, information technology and merger and acquisition experience.  His work experience includes 19 years at Nabors Industries, Ltd. serving in the role of Corporate Controller, Vice President of Finance and most recently Chief Financial Officer for the last six years.  During his tenure at Nabors, he led his departments during a period of significant growth and international expansion.  Mr. Koch began his career in public accounting.

Quinn Hébert, President and Chief Executive Officer of Cal Dive, stated, “We are thrilled to have Bruce join the Cal Dive family. His professional background and strong management skills will prove to be extremely valuable to our Company as we move forward.”

Cal Dive International, Inc., headquartered in Houston, Texas, is a marine contractor that provides an integrated offshore construction solution to its customers, including manned diving, pipelay and pipe burial, platform installation and platform salvage services to the offshore oil and natural gas industry on the Gulf of Mexico OCS, Northeastern U.S., Latin America, Southeast Asia, Australia, the Middle East, India and the Mediterranean, with a fleet of 31 vessels, including 21 surface and saturation diving support vessels and 10 construction barges.